Exhibit 5.1

2049 Century Park East, Suite 2900, Los Angeles, California 90067 ● 310.556.1801

October 26, 2020

Board of Directors

NuZee, Inc.

1401 Capital Avenue, Suite B

Plano, Texas 75074

Ladies and Gentlemen:

We are acting as counsel to NuZee, Inc., a Nevada corporation (the “Company”), in connection with the proposed sale of up to $1,000,000 of shares of common stock, par value $0.00001 per share, of the Company (the “Shares”) to Triton Funds LP (the “Investor”) pursuant to the Common Stock Purchase Agreement dated October 26, 2020 by and between the Company and the Investor (the “Purchase Agreement”) and a prospectus supplement dated October 26, 2020 to the accompanying base prospectus dated October 2, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-248531) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement and the Prospectus.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) at the time of the issuance and sale of the Shares, the Registration Statement (including all necessary post-effective amendments thereto) will remain effective and no stop order suspending its effectiveness or the use of the Prospectus will have been issued and remain in effect, (ii) the Shares will be delivered against payment of the consideration therefor as contemplated by the resolutions of the board of directors of the Company or a duly authorized committee of such board authorizing the issuance, sale, amount and terms, including the consideration to be received, of Shares to be offered (“Board Action”), the Purchase Agreement and the Prospectus, (iii) the aggregate gross sales price of Shares issued under the Purchase Agreement will not exceed $1,000,000, and (iv) the Company will remain a Nevada corporation.

This opinion letter is based, as to matters of law, solely on Chapter 78 of the Nevada Revised Statutes, as amended (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

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Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares in accordance with the Board Action and pursuant to the terms of the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the Board Action, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the proposed offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC